As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. 333-224809

Registration No. 333-248593

Registration No. 333-263590

Registration No. 333-270589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-224809

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-248593

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-263590

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-270589

UNDER
THE SECURITIES ACT OF 1933

TRACON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

34-2037594

(I.R.S. Employer Identification No.)

124 Washington Street
Foxborough, MA 02035
(508) 543-1720

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Craig R. Jalbert

President and Chief Executive Officer

TRACON Pharmaceuticals, Inc.

124 Washington Street
Foxborough, MA 02035
(508) 543-1720

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Matthew T. Browne

Anitha Anne
Cooley LLP
10265 Science Center Drive

San Diego, California 92121
(858) 550-6000

Not applicable. This post-effective amendment removes from registration any securities registered under Registration Statement Nos. 333-224809, 333-248593, 333-263590 and 333-270589 that remain unsold.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”), previously filed by TRACON Pharmaceuticals, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC):

•

Registration Statement on Form S-3 (No. 333-224809), registering for resale by the selling stockholders named therein 136,961 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), filed with the SEC on May 10, 2018 and declared effective on May 21, 2018;

•

Registration Statement on Form S-3 (No. 333-248593), registering for resale by the selling stockholders named therein 303,177 shares of the Registrant’s Common Stock, filed with the SEC on September 4, 2020 and declared effective on September 11, 2020;

•

Registration Statement on Form S-3 (No. 333-263590), registering for sale up to $150,000,000 in shares of the Registrant’s Common Stock, including up to $18,814,246 of shares of Common Stock that may be issued and sold under the Capital on DemandTM Sales Agreement, dated December 9, 2020, as amended on March 15, 2022, between the Registrant and JonesTrading Institutional Services LLC, filed with the SEC on March 16, 2022 and declared effective on March 28, 2022, as amended or supplemented from time to time; and

•

Registration Statement on Form S-3 (No. 333-270589), registering for resale by the selling stockholders named therein 109,426 shares of the Registrant’s Common Stock, filed with the SEC on March 16, 2023 and declared effective on March 24, 2023.

The share numbers set forth above have been adjusted to reflect a 1-for-10 reverse stock split Common Stock effected on November 7, 2019 and a 1-for-20 reverse stock split of the shares of Common Stock effected on April 10, 2024.

As previously disclosed in a Form 8-K filed with the SEC on July 30, 2024, the board of directors of the Company approved the dissolution and liquidation of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”), subject to the approval of the Company’s stockholders. In connection with the foregoing, the Company has determined to terminate the offerings of the securities under the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statements and to remove from registration any and all of the securities that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxborough, State of Massachusetts, on this 31st day of October, 2024.

TRACON PHARMACEUTICALS, INC.

/s/ Craig R. Jalbert
Craig R. Jalbert
President and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig R. Jalbert	Director	October 31, 2024
Craig R. Jalbert

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.